FOR IMMEDIATE RELEASE

FOR IMMEDIATE RELEASE

BOUCHERON AND INTER PARFUMS SIGN AN EXCLUSIVE 15-YEAR LICENSE AGREEMENT FOR FRAGRANCES

New York, New York, December 21, 2010: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its 74% owned Paris-based subsidiary, Inter Parfums SA has signed a 15-year exclusive worldwide license agreement with Boucheron to create, produce and distribute perfumes and ancillary products under the Boucheron brand.  The agreement commences on January 1, 2011 and replaces a previous license with L'Oreal that was terminated by mutual consent.

Pursuant to the license agreement, Inter Parfums will work closely with Boucheron to capitalize on the brand's ultra-luxury positioning in high-end jewelry.  Inter Parfums has a solid track record in prestige fragrances working with a growing number of well-respected brands.  The transfer of inventory will take place early in 2011 and the development of a new fragrance is planned for 2012.  Plans call for Interparfums Luxury Brands, a recently formed United States subsidiary of Inter Parfums SA, to handle distribution of the brand in the U.S.

Commenting on the agreement, Jean-Christophe Bédos, President and CEO of Boucheron, declared: "This is an exciting opportunity for Boucheron and Inter Parfums as we seek a new strategic direction for our fragrances and build on the Boucheron's unique position in the jewelry world. Boucheron has been a prestige brand for over 150 years with a reputation for trendsetting in luxury jewelry. I'm certain that this adventure will continue with Inter Parfums."

Philippe Benacin, CEO of Inter Parfums SA, said: "We are very pleased to welcome Boucheron fragrances as the latest addition to our portfolio of top-end luxury brands.  I believe that together we will be successful in creating new inspiring products. Boucheron is an incredible brand that will contribute to our continuing strategy for developing the ultra-luxury sector."

About Boucheron

Boucheron is the French jeweler "par excellence". Founded by Frederic Boucheron in 1858, the House has ceaselessly seduced the most discerning, drawing them in with the world's most beautiful and precious creations. Over the decades, four generations of the French family dynasty have guarded the Boucheron legacy, a commitment that has continued under Gucci Group which bought the company in 2000.  Throughout its history, Boucheron has been a pioneer. It was the first to establish a jewelry store on the famous Place Vendôme in 1893. It was also the first to use new materials in its jewelry and launch innovative products, such as interchangeable watch straps. And more recently the company was the first to launch an e-commerce site for jewelry connoisseurs wherever they may reside. Today Boucheron creates jewelry and timepieces and, under license from global brand leaders, fragrances and sunglasses. Currently Boucheron operates through over 40 boutiques worldwide as well as its new e-commerce site.  With a clientele of celebrities, writers, artists, maharajahs and magnates Boucheron has always appealed to those who are as famous and fabulous as its jewelry. Patrons of the company have included Royalty: Maharajah Sir Bhupindar Singh of Patiala, Riza Shah Pahlavi, Czar Alexander III, Queen Farida of Egypt, and Queen Rania of Jordan. Affluent American families: The Astors, the Vanderbilts and the Rockefellers. As well as legendary film stars: Greta Garbo, Rita Hayworth, Marlene Dietrich and more recently Nicole Kidman, Cameron Diaz, Katie Holmes, Julianne Moore and Anne Hathaway.

About Inter Parfums

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron. Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company. It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers, bebe, Betsey Johnson and Nine West brands. In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Forward Looking Statements

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2009 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com